ChinaNet Online Announces Preliminary Third Quarter Financial Results and
Full Year 2011 Revenue Guidance; Company Provides Business Update

Q3 Revenues and Adjusted Net income expected to be at least $6.2 million and $1.0 million, respectively

BEIJING, Nov. 10, 2011 -- ChinaNet Online Holdings, Inc. ("ChinaNet") (Nasdaq: CNET), a leading B2B (business to business) Internet technology company focusing on providing online-to-offline ("O2O") sales channel expansion services for small and medium-sized enterprises (“SMEs”) and entrepreneurial management and networking services for entrepreneurs in the People's Republic of China, today announced unaudited preliminary financial results for the third quarter of 2011 and provided updates to its full year 2011 revenue guidance.

Financial Update:

The Company expects to report net revenue and adjusted net income of at least $6.2 million and $1.0 million, respectively, for the three months ended September 30, 2011.

Based on results through the first nine months of 2011, the Company is forecasting full year 2011 revenues of $26.5 to $28.5 million.

Business Updates:

ChinaNet achieved several important milestones during the first nine months of 2011, including:

•	Expanded its full service platform to four, fully integrated sales channel advertising, marketing, building and management services platforms.

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Launched Liansuo.com, a premier online advertising and marketing services platform dedicated to serving larger, high-value branded franchise business owners. Liansuo.com has over 4,000 SMEs registered since its initial launch in May 2011.

•	Established www.expand2china.com, an English-language, full-service portal, to serve U.S. and international franchises looking to expand into China.

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Added 2,000 registrants to Chuangye.com, its social networking services information platform, after a major modification to the beta version at the end of September 2011. By integrating all business resource networks for ChinaNet’s members on one portal, the Company provides a wide variety of essential and value-added services, including business recommendations, business information, entrepreneurship training, business expos and interactive communities to entrepreneurs looking to start or expand a franchise.

Due to lack of credit available to new and existing SMEs in China as a result of restrictive monetary policies, management is focusing on several new growth initiatives to help offset short-term challenges in 28.com. These include:

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ChinaNet’s management tool platform, Flying Cloud, which leverages the Company’s existing portfolio of technologies and services to accelerate the adoption of cloud-based services among franchisees and franchisors. The website is scheduled to launch by the end of 2011, currently with approximately 40 SMEs on a beta trial.

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The Company plans to launch a reality show for entrepreneurs. Based on the same premise as the hit TV game show “Shark Tank” in the U.S., each episode of this show will feature eight prominent or rising enterprises, such as Peak, Fornet and Rongchan, who will evaluate the potential success of 5 finalist entrepreneurs who will be selected from an initial group of hundreds of entrepreneurs. The winner will receive sponsorship from the participating enterprises to start and operate his/her own business.

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ChinaNet will open its first franchise expo centre in Beijing for small to medium sized business owners to showcase their franchise ideas to prospective business partners. The center, which is 17,222 square feet, provides shared space for franchise owners to conduct training, meetings and other business activities in a professional setting in exchange for a monthly fee. Management expects to attract new franchisees and entrepreneurs for its online marketing and brand management services over time while generating incremental fees from monthly service fees.

ChinaNet will report its third quarter 2011 financial results the week of November 14th. The Company will provide additional details once the information has been finalized.

About ChinaNet Online Holdings, Inc.

The Company, a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI ("ChinaNet"), is a leading B2B (business to business) Internet technology company focusing on providing O2O (online to offline) sales channel expansion service for small and medium-sized enterprises (SMEs) and entrepreneurial management and networking service for entrepreneurs in China. The Company, through certain contractual arrangements with operating companies in the PRC, provides Internet advertising and other services for Chinese SMEs via its portal websites, 28.com, Liansuo.com and Chuangye.com, TV commercials and program production via China-Net TV, and in-house LCD advertising on banking kiosks targeting Chinese banking patrons. Website: http://www.chinanet-online.com .

Safe Harbor

This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact:

Ted Haberfield, President
MZ North America, IR
MZ Group
Tel: +1-760-755-2716
Email: thaberfield@hcinternational.net
Web: www.mz-ir.com